Exhibit 10.2
AMENDMENT
THIS AMENDMENT (“Amendment”) dated the 30th day of November, 2006, amends the Transportation Agreement dated as of July 31, 2006 (the “Agreement”) between The United States Postal Service (“USPS”) and Federal Express Corporation (“FedEx”).
Preamble
WHEREAS, USPS and FedEx entered into the Agreement in order to provide for the transportation and delivery of the Products (as such term is defined in the Agreement);
WHEREAS, the parties now desire to amend certain provisions of the Agreement to provide an expansion of the Products as stated below;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, the parties agree as follows:
1. FedEx agrees to provide terminal handling services for certain USPS shipment volume commencing November 28, 2006 and terminating December 24, 2006 (“Terminal Handling Services”). The Terminal Handling Services are more particularly described on Attachment 1.
2. USPS desires to utilize FedEx ULD’s for its peak charter operations and FedEx agrees to provide such ULD’s based on the schedule and list of charges outlined in Attachment 2. USPS agrees to pay the ULD charges based on the presumption that one charter will operate for four weeks and the remaining charters will operate for three weeks. The parties agree that any volume which is processed pursuant to this Amendment in which FedEx does not receive fuel and non-fuel payments will not count toward any Minimum Volume Requirements under the Agreement.
3. FedEx agrees to provide certain equipment to the USPS in connection with the Terminal Handling Services. The list of equipment and fees for the Terminal Handling Services are more particularly described in Attachment 3.
4. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.
5. Except as amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect and are ratified and confirmed in all respects.
IN WITNESS WHEREOF, the parties have signed this Amendment in duplicate, one for each of the Parties, as of December 5, 2006.

THE UNITED STATES POSTAL SERVICE
By:	/s/ CHARLES A. PAWLUS
Title:	Purchasing and Supply Management Specialist

FEDERAL EXPRESS CORPORATION
By:	/s/ PAUL J. HERRON
Title:	VP, Postal Transportation

ATTACHMENT 1
The FedEx Memphis Hub will perform a truck interface operation with the four USPS 747 and one A300 charter aircraft. This operation will consist of trucks from approximately [ * ] origins feeding volume into the Memphis Hub for the [ * ] as well as the domestic market of [ * ]. These markets will also be sending return volume for the [ * ] truck markets. The charter aircraft operations will begin with an outbound launch on November 28, 2006 consisting of one 747 to [ * ]. This aircraft will operate week 1 of the December 2006 schedule block. Trucking operations from the [ * ] participating locations and additional charter aircraft operations will begin December 5, 2006. The additional aircraft will consist of an aircraft to [ * ] and an aircraft to [ * ]. All five aircraft shall make return trips to Memphis. The last day for truck inbound and outbound to and from Memphis for volume will be December 23, 2006.
On the USPS truck inbound operation, FedEx will offload the USPS shipment volume from USPS trucks, process it pursuant to the terms of the Agreement and load volume into FedEx ULD’s. Finally, FedEx will move the ULD’s to the USPS charter aircraft for transport. The USPS will provide trailers for the foregoing movements.
On the USPS inbound charter operation, FedEx will separate the ULD’s tendered to FedEx by the USPS charter operation according to the USPS placards or D&R Tags. ULD’s with D&R Tags destined for non-trucking locations will be entered into the FedEx Memphis sort and USPS will be invoiced for fuel, non-fuel and handling charges pursuant to the Agreement. ULD’s destined for trucking sites will be unloaded from the placarded ULD’s and FedEx will load the USPS trucks at the Memphis hub onto USPS surface transportation. FedEx will be compensated for the handling units based on the number and ULD size pursuant to the Agreement. FedEx will keep track of the unloaded ULD types and numbers and the day of processing. The handling charge difference between [ * ] and the invoiced tiered rate will be calculated and paid in the December reconciliation.
The last day for aircraft charter operations will be inbound to MEM from all offshore markets on December 24, 2006. Normal FedEx operations and movement of offshore volume will resume for the outbound on December 24, 2006. The one 747 aircraft from [ * ] shall begin its first leg of operations from the MEM airport. The remaining aircraft from [ * ] shall commence operations from their origin locations.
*
Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Attachment 2
Peak Charter
Operations
ULD Assignment
and Cost
Assumptions:
1.	747 Aircraft are used for the charter operations. Each aircraft carries [ * ] and [ * ].

2.	Each flight requires 2 set of ULDs, one set for the ULDs in transit and another set at the origin to build the next movement.

3.	Two sets of ULDs per aircraft, [ * ] and [ * ], are the amount of containers charged per day.

4.	The weekly charge is based on 6 operations days per week

5.	The amount charged per container are AMJ — [ * ] and LD3s — [ * ]

ULDs per Week

[ * ]

Total AMJs for the Period	[ * ]
Total LD3s for the Period	[ * ]

ULD Charge for Period

ULD Type	AMJ	LD3	SAA

Amount of containers	[ * ]	[ * ]	[ * ]
Charge per ULD	[ * ]	[ * ]	[ * ]
Total Charge Per ULD type	[ * ]	[ * ]	[ * ]

Total Charge			[ * ]
*
Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ATTACHMENT 3
FEES FOR TERMINAL HANDLING SERVICES AND EQUIPMENT PROVIDED
[ * ]
*
Blank spaces contained confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.